Exhibit 23.8

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form F-4 of K Wave Media Ltd. of our report dated January 26, 2024 relating to the financial statements of The LAMP Co., Ltd. (formerly, The LAMP Pictures Co., Ltd.), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Samil PricewaterhouseCoopers

Seoul, KOREA

March 25, 2024